Exhibit 10.1

CREDIT AGREEMENT

dated as of

September 19, 2005,

among

E*TRADE FINANCIAL CORPORATION,

as Borrower,

The Lenders Party Hereto,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent, and

MORGAN STANLEY SENIOR FUNDING INC.,

as Syndication Agent

J.P. MORGAN SECURITIES INC.	and	MORGAN STANLEY SENIOR FUNDING INC.,

as Joint Bookrunners and Co-Lead Arrangers

i

SCHEDULES:

Schedule 2.01 — Commitments

Schedule 3.06 — Disclosed Matters

Schedule 3.08 — Certain Investment Companies

Schedule 3.12 — Subsidiaries

Schedule 3.16 — Broker Dealers

Schedule 6.01 — Existing Indebtedness

Schedule 6.02 — Existing Liens

Schedule 6.04 — Existing Investments

Schedule 6.10 — Existing Restrictions

EXHIBITS:

Exhibit A	— Form of Assignment and Assumption

Exhibit B-1	— Form of Opinion of Davis Polk & Wardwell

Exhibit B-2	— Form of Opinion of General Counsel

Exhibit C	— Form of Collateral Agreement

Exhibit D	— Form of Perfection Certificate

CREDIT AGREEMENT dated as of September 19, 2005 (this “Agreement”), among E*TRADE FINANCIAL CORPORATION, the LENDERS party hereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent, and MORGAN STANLEY SENIOR FUNDING INC., as Syndication Agent.

The Borrower has requested that the Lenders (such term and each other term used but not defined in this preamble having the meaning assigned to such term in Article I below) extend credit in the form of Loans at any time and from time to time during the Availability Period such that the aggregate principal amount of outstanding Loans will not exceed $250,000,000 at any time. The proceeds of the Loans on and after the Effective Date will be used only to consummate the Acquisition and for general corporate purposes (including Permitted Acquisitions).

The Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquisition” means the acquisition by the Borrower of all of the issued and outstanding Equity Interests in Harrisdirect from the Seller pursuant to the Acquisition Agreement.

“Acquisition Agreement” means the Purchase and Sale Agreement among the Seller, Harrisdirect and the Borrower dated as of August 7, 2005.

“Acquisition Documents” means the Acquisition Agreement, all other agreements to be entered into in connection with the Acquisition and all schedules, exhibits and annexes to each of the foregoing and all side letters, instruments and agreements affecting the terms of the foregoing or entered into in connection therewith.

“Adequately Capitalized” means “adequately capitalized” within the meaning of 12 U.S.C. §1831o (as in effect on the date hereof).

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder, and its successors in such capacity as provided in Article VIII.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided, however, that for purposes of Section 6.09, the term “Affiliate” shall also include any person that directly, or indirectly through one or more intermediaries, owns 10% or more of any class of Equity Interests of the Person specified or that is an executive officer or director of the Person specified.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Applicable Rate” means, for any day with respect to any Loan, or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Revolving Loan ABR Spread”, “Revolving Loan Eurodollar Spread” or “Commitment Fee Rate”, as the case may be, based upon the Ratings then in effect:

Ratings:	Revolving Loan ABR Spread	Revolving Loan Eurodollar Spread	Commitment Fee Rate
Ratings Group I	0.00%	1.00%	0.20%
Ratings Group II	0.25%	1.25%	0.25%
Ratings Group III	0.50%	1.50%	0.25%
Ratings Group IV	0.75%	1.75%	0.25%
Ratings Group V	1.00%	2.00%	0.25%
Ratings Group VI	1.50%	2.50%	0.375%

Each change in the Applicable Rate resulting from a change in the Moody’s Rating or the S&P Rating shall become effective on the date of announcement or publication by the respective Rating Agency of a change in such Rating or, in the absence of such announcement or publication, on the effective date of such changed Rating. Within one Business Day of receipt of any such announcement, publication or effective date, the Administrative Agent shall give each Lender facsimile or telephonic notice (confirmed in writing) of the Applicable Rate in effect from such date.

“Approved Fund” has the meaning assigned to such term in Section 9.04(b).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Bank Regulated Subsidiary” means (a) ETB Holdings (provided that such Person is a savings and loan holding company, as defined under the Home Owners’ Loan Act, as amended, or a bank holding company, as defined under the Bank Holding Company Act, as amended, but in no event shall such Person mean, or include, the Borrower), (b) any direct or indirect insured depository institution Subsidiary that is regulated by foreign, Federal or state banking regulators, including the OTS and the FDIC, or (c) any subsidiary of a Bank Regulated Subsidiary all of the common Equity Interests of which are owned by such Bank Regulated Subsidiary and the sole purpose of which is to issue trust preferred or similar securities where the proceeds of the sale of such securities are invested in such Bank Regulated Subsidiary and where such proceeds would be treated as Tier I capital were such Bank Regulated Subsidiary a bank holding company regulated by the Board.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means E*TRADE Financial Corporation, a Delaware corporation.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Broker Dealer Regulated Subsidiary” means any Subsidiary that is registered as a broker dealer pursuant to Section 15 of the Exchange Act (as in effect from time to time) or that is regulated as a broker dealer or underwriter under any foreign securities law.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed, provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect from time to time) of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in the Borrower, (b) the occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors so nominated, (c) the acquisition of direct or indirect Control of the Borrower by any Person or group or (d) the occurrence of a “Change of Control” (or similar event, however denominated), as defined in any Subordinated Debt Documents, any indenture or agreement in respect of Material Indebtedness or any certificate of designations (or other provision of the organizational documents of the Borrower) relating to, or any other agreement governing the rights of the holders of, any Qualified Equity Interests.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.12(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“CLO” has the meaning assigned to such term in Section 9.04(b).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all “Collateral”, as defined in any applicable Security Document.

“Collateral Agreement” means the Collateral Agreement between the Borrower and the Administrative Agent, substantially in the form of Exhibit C.

“Collateral Requirement” means, at any time, the requirement that:

(a) the Administrative Agent shall have received from the Borrower a counterpart of the Collateral Agreement duly executed and delivered on behalf of the Borrower;

(b) all outstanding Equity Interests of each Domestic Subsidiary held by the Borrower (other than (i) any such Equity Interests of a Bank Regulated Subsidiary or a direct or indirect holding company of a Bank Regulated Subsidiary and (ii) any such Equity Interests if the pledge of such Equity Interests would be prohibited by applicable law or regulation) shall have been pledged pursuant to the Collateral Agreement and the Administrative Agent shall have received certificates or other instruments representing all such Equity Interests, together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank;

(c) all Indebtedness of each Subsidiary that is owing to the Borrower shall be evidenced by a promissory note and shall have been pledged pursuant to the Collateral Agreement and the Administrative Agent shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank;

(d) all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create the Liens intended to be created by the Collateral Agreement and perfect such Liens to the extent required by, and with the priority required by, the Collateral Agreement, shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or recording; and

(e) the Borrower shall have obtained all consents and approvals required to be obtained by it in connection with the execution and delivery of all Security Documents to which it is a party, the performance of its obligations thereunder and the granting by it of the Liens thereunder.

“Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Loans hereunder, expressed as an amount representing the maximum possible aggregate principal amount of such Lender’s Loans hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.06 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as the case may be. The initial aggregate amount of the Lenders’ Commitments is $250,000,000.

“Consolidated Available EBITDA” means, for any period, Consolidated Available Net Income for such period plus, without duplication and to the extent deducted in determining such Consolidated Available Net Income, the sum of

(a) Consolidated Interest Expense,

(b) consolidated income tax expense for such period,

(c) all amounts attributable to depreciation and amortization for such period (excluding amortization expense attributable to a prepaid cash item that was paid in a prior period) and

(d) all other non-cash items reducing Consolidated Available Net Income (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made), less all non-cash items increasing Consolidated Available Net Income, all as determined on a consolidated basis in accordance with GAAP, provided that, if any Subsidiary is not a wholly owned Subsidiary, Consolidated Available EBITDA shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to (i) the amount of Consolidated Available Net Income attributable to such Subsidiary multiplied by (ii) the percentage of common Equity Interests of such Subsidiary not owned on the last day of such period by the Borrower or any of its wholly owned Subsidiaries.

“Consolidated Available Net Income” means, for any period, the net income or loss of the Borrower and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, provided that there shall be excluded:

(a) the net income or loss of any Person that is not a Subsidiary, except that the Borrower’s equity in the net income of such Person for such period (to the extent not otherwise excluded pursuant to clauses (b) through (d) below) will be included up to the aggregate amount of cash actually distributed by such Person during such period to the Borrower or to any of the Subsidiaries (less minority interest therein) as a dividend or distribution,

(b) the net income or loss of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or any of the Subsidiaries or all or substantially all of the property and assets of such Person are acquired by the Borrower or any of the Subsidiaries,

(c) the net income of any Subsidiary to the extent that the declaration or payment of dividends or other distributions by such Subsidiary of such net income is not at the time permitted by a Requirement of Law, its Organizational Documents or any agreement or instrument applicable to such Subsidiary,

(d) any gains or losses (on an after-tax basis) attributable to any sale or disposition of any asset of the Borrower or any Subsidiary outside the ordinary course of business,

(e) all extraordinary gains and, solely for purposes of calculating the Fixed Charge Coverage Ratio, extraordinary losses,

(f) the cumulative effect of changes in accounting principles and

(g) the net after-tax effect of impairment charges related to goodwill and other intangible assets.

“Consolidated Fixed Charges” means, with respect to the Borrower and the Subsidiaries for any period, the sum, without duplication, of (a) Consolidated Interest Expense plus (b) the product of (i) the amount of all dividend payments on any series of preferred Equity Interests of the Borrower (other than (x) dividends paid in Qualified Equity Interests and (y) to the extent they are paid in kind or accrete, except to the extent they constitute Disqualified Equity Interests) paid, accrued or scheduled to be paid or accrued during such period times (ii) a fraction, the numerator of which is one and the denominator of which is one minus the then–current effective consolidated Federal, state and local tax rate of such Person, expressed as a decimal.

“Consolidated Interest Expense” means, for any period, the aggregate amount of interest in respect of Indebtedness (including (a) amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation of the type described in clause (c) of the definition of the term “Indebtedness”, calculated in accordance with the effective interest method of accounting, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and (c) interest in respect of Indebtedness that is Guaranteed by, or secured by any Lien on property owned or acquired by, the Borrower or any of the Subsidiaries), and all but the principal component of rental in respect of Capitalized Lease Obligations or Synthetic Lease Obligations, paid, accrued or scheduled to be paid or to be accrued by the Borrower and the Subsidiaries during such period, provided that there shall be excluded from Consolidated Interest Expense (i) any amount of such interest of any Regulated Subsidiary in respect of Indebtedness incurred under (or in respect of Indebtedness outstanding on the Effective Date, set forth on Schedule 6.01 and of the type described in) clause (x), (xi), (xiv) or (xv) of Section 6.01(a), (ii) any amount of such interest of any Subsidiary (or, in the case of any Regulated Subsidiary, any amount of such interest that is not otherwise excluded pursuant to clause (i) of this proviso) if the net income of such Subsidiary is excluded from the calculation of Consolidated Available Net Income pursuant to clause (c) or (d) of the definition thereof (but only in the same proportion as the net income of such Subsidiary is excluded from the calculation of Consolidated Available Net Income pursuant to clause (c) or (d) of the definition thereof) and (iii) interest payments in respect of trust preferred or similar securities issued by a Regulated Subsidiary to the extent the proceeds of the sale of such securities are invested in the business of a Regulated Subsidiary.

“Consolidated Net Worth” means, as of any date, Shareholders’ Equity as set forth in the financial statements most recently delivered pursuant to Section 5.01(a) or (b), plus, to the extent not included, any preferred Equity Interests of the Borrower, less any amounts attributable to Disqualified Equity Interests, the cost of treasury stock and the principal amount of any promissory notes receivable from the sale of Equity Interests of the Borrower or any of its Subsidiaries, in each case as of such date.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto.

“Convertible Notes” means the 6.00% Convertible Subordinated Notes of the Borrower due 2007 in an aggregate principal amount of $185,165,000 outstanding on the Effective Date.

“Debt to Capitalization Ratio” means, as of any date, the ratio of (a) Total Indebtedness as of such date to (b) Total Capitalization as of such date.

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“Disqualified Equity Interests” means Equity Interests that (a) require the payment of any dividends (other than dividends payable solely in shares of Qualified Equity Interests), (b) mature or are mandatorily redeemable or subject to mandatory repurchase or redemption or repurchase at the option of the holders thereof, in each case in whole or in part and whether upon the occurrence of any event, pursuant to a sinking fund obligation on a fixed date or otherwise, prior to the date that is 180 days after the Maturity Date (other than (i) upon payment in full of the Loan Document Obligations and termination of the Commitments or (ii) upon a “change in control”, provided that any payment required pursuant to this clause (ii) is contractually subordinated in right of payment to the Loan Document Obligations on terms reasonably satisfactory to the Administrative Agent and such requirement is not applicable in more circumstances than pursuant to the change of control provisions in any Subordinated Debt Documents), (c) require the maintenance or achievement of any financial performance standards other than as a condition to the taking of specific actions or provide remedies to holders thereof (other than voting and management rights and increases in pay-in-kind dividends) or (d) are convertible or exchangeable, automatically or at the option of any holder thereof, into any Indebtedness, Equity Interests or other assets other than Qualified Equity Interests.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Environmental Laws” means all treaties, laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, the preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, administrative oversight costs, consultants’ fees, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) any violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan, (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“ETB Holdings” means ETB Holdings, Inc., a Delaware corporation and an indirect wholly owned Subsidiary.

“E*TRADE Consumer Finance” means E*TRADE Consumer Finance Corporation, a Delaware corporation and indirect wholly owned Subsidiary.

“E*TRADE Clearing” means E*TRADE Clearing LLC, a Delaware limited liability company and indirect wholly owned Subsidiary.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.16(b)), any withholding tax that (i) is in effect and would apply to amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to any withholding tax pursuant to Section 2.14(a), or (ii) is attributable to such Foreign Lender’s failure to comply with Section 2.14(e).

“Existing 8.00% Senior Notes” means the 8.00% Senior Notes due 2011 of the Borrower in an aggregate principal amount of $500,000,000 outstanding on the Effective Date.

“Existing 7- 3/8% Senior Notes” means the 7- 3/8% Senior Notes due 2013 of the Borrower in an aggregate principal amount of $350,000,000 outstanding on the Effective Date.

“Existing Notes” means the Convertible Notes, the Existing 8.00% Senior Notes and the Existing 7- 3/8% Senior Notes.

“Existing Notes Documents” means indentures relating to the Existing Notes, all side letters, instruments, agreements and other documents evidencing or governing the Existing Notes, providing for any rights in respect thereof, affecting the terms of the foregoing or entered into in connection therewith and all schedules, exhibits and annexes to each of the foregoing.

“Fair Labor Standards Act” means the Fair Labor Standards Act, 29 U.S.C. ss.201 et seq.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“FDIC” means Federal Deposit Insurance Corporation.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Fixed Charge Coverage Ratio” means, for any period of four consecutive fiscal quarters of the Borrower, the ratio of (a) Consolidated Available EBITDA for such period to (b) Consolidated Fixed Charges for such period.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, exchange, clearing house, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” has the meaning assigned to such term in Section 9.04(e).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation, provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Harrisdirect” means Harrisdirect LLC, a Delaware limited liability company.

“Hazardous Materials” means all explosive or radioactive substances, materials or wastes and all hazardous or toxic substances, materials, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances, materials or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person in respect of the deferred purchase price of property or services, which purchase price is recorded as a liability under GAAP and due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services (excluding trade accounts payable and other accrued obligations, in each case incurred in the ordinary course of business), (d) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, provided that the amount of such Indebtedness shall be the lesser of (i) the fair market value of such property at the date of determination and (ii) the amount of such Indebtedness, (e) all Guarantees by such Person of Indebtedness of others, (f) all Capital Lease Obligations and Synthetic Lease Obligations of such Person, (g) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit or letters of guaranty (including reimbursement obligations with respect thereto, but excluding letters of credit issued by such Person and excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations (other than obligations described in clauses (a), (b), (d), (e) and (f) above and (h) below) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement) and (h) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding the foregoing, in connection with any Permitted Acquisition, the term “Indebtedness” shall not include contingent post-closing purchase price adjustments or earn-outs to which the seller in such Permitted Acquisition may become entitled.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Information Memorandum” means the Confidential Information Memorandum dated August 2005, relating to the Borrower and the Transactions.

“Insignificant Subsidiary” has the meaning assigned to such term in Section 7.02.

“Insurance Regulated Subsidiary” means any Subsidiary that conducts an insurance business such that it is regulated by any supervisory agency, state insurance department other state, Federal or foreign insurance regulatory body or the National Association of Insurance Commissioners.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.07.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (or nine or twelve months thereafter if, at the time of the relevant Borrowing, all Lenders participating therein agree to make an interest period of such duration available), as the Borrower may elect, provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment Securities” means marketable securities of a Person (other than an Affiliate or joint venture of the Borrower or any Subsidiary), mortgages, credit card and other loan receivables, futures contracts on marketable securities, interest rates and foreign currencies used for the hedging of marketable securities, mortgages or credit card and other loan receivables purchased, borrowed, sold, loaned or pledged by such Person in the ordinary course of its business.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to Section 9.04, other than any such Person that ceases to be a party hereto pursuant to Section 9.04.

“Leverage Ratio” means, as of any date, the ratio of (a) Total Indebtedness as of such date to (b) Consolidated Available EBITDA for the period of four consecutive fiscal quarters of the Borrower ended on such date (or, if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter of the Borrower most-recently ended prior to such date).

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of an amount comparable to the amount of such Eurodollar Borrowing and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Document Obligations” has the meaning assigned to such term in the Collateral Agreement.

“Loan Documents” means this Agreement, the Collateral Agreement and the other Security Documents.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, property, condition (financial or otherwise) or prospects of the Borrower and the Subsidiaries, taken as a whole, (b) the ability of the Borrower to perform any of its obligations under any Loan Document or (c) the rights of or benefits available to the Lenders under any Loan Document.

“Material Indebtedness” means Indebtedness (other than the Loans) or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and the Subsidiaries in an aggregate principal amount exceeding $20,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Maturity Date” means September 19, 2008.

“Moody’s” means Moody’s Investors Service, Inc.

“Moody’s Rating” shall mean, as of any date, the rating most recently announced or published by Moody’s relating to the Borrower’s senior unsecured rating (without giving effect to any credit enhancements).

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(b).

“Obligations” has the meaning assigned to such term in the Collateral Agreement.

“Organizational Documents” means, with respect to any Person, the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person.

“Other Taxes” means any and all present or future recording, stamp, documentary, excise, transfer, sales, property or similar taxes, charges or levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“OTS” means the Office of Thrift Supervision.

“Participant” has the meaning assigned to such term in Section 9.04(c).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” means a certificate in the form of Exhibit D or any other form approved by the Administrative Agent.

“Permitted Acquisition” means any acquisition by the Borrower or a wholly owned Subsidiary of all the outstanding Equity Interests (other than directors’ qualifying shares) in, all or substantially all the assets of, or all or substantially all the assets constituting a division or line of business of, a Person if (a) such acquisition was not preceded by, or consummated pursuant to, a hostile offer (including a proxy contest), (b) no Default has occurred and is continuing or would result therefrom, (c) such acquisition and all transactions related thereto are consummated in accordance with applicable laws, (d) all actions required to be taken with respect to such acquired or newly formed Subsidiary or such acquired assets under Sections 5.11 and 5.12 shall have been taken, (e) the business of such Person or such assets, as the case may be, constitutes a business permitted by Section 6.03(b) and (h) the Borrower has delivered to the Administrative Agent a certificate of a Financial Officer to the effect set forth in clauses (a), (b), (c), (d) and (e) above, together with all relevant financial information for the Person or assets to be acquired and setting forth reasonably detailed calculations demonstrating compliance with the second proviso in Section 6.04(b) (which calculations shall, if made as of the last day of any fiscal quarter of the Borrower for which the Borrower has not delivered to the Administrative Agent the financial statements and certificate of a Financial Officer required to be delivered by Section 5.01(a) or (b) and Section 5.01(c), respectively, be accompanied by a reasonably detailed calculation of Consolidated Available EBITDA and Consolidated Fixed Charges for the relevant period).

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes, assessments or other governmental charges that are not yet due or are being contested in compliance with Section 5.05;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’ and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.05;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) Liens incurred or deposits made to secure the performance of tenders, bids, trade contracts, leases, statutory or regulatory obligations, bankers’ acceptances, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Section 7.01;

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or that do not materially interfere with the ordinary conduct of business of the Borrower or any Subsidiary; and

(g) Liens arising from Permitted Investments described in clause (d) of the definition of the term “Permitted Investments”,

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America or Canada (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America or Canada), in each case maturing within one year from the date of acquisition thereof (unless such obligations are deposited by the Borrower or any Subsidiary (i) to defease any Indebtedness or (ii) in a collateral or escrow account or similar arrangement to pre-fund the payment of interest on any Indebtedness);

(b) investments in commercial paper maturing within one year from the date of acquisition thereof and having, at such date of acquisition, a rating of “P-1” (or higher) according to Moody’s or “A1” (or higher) according to S&P;

(c) investments in certificates of deposit, banker’s acceptances and time or demand deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts and Variable Rate Demand Notes issued or offered by, any commercial bank or trust company organized under the laws of the United States of America, any State thereof or any foreign country recognized by the United States of America, in each case that (i) has a combined capital and surplus and undivided profits of not less than $1,000,000,000 (or the foreign currency equivalent thereof) and (ii) has outstanding debt that is rated “A” (or such similar equivalent rating) or higher by two nationally recognized statistical rating organizations (as defined in Rule 436 under the Securities Act of 1933, as amended), provided that (A) up to $250,000,000 of any such investments may be made with any such commercial bank or trust company that has outstanding debt that is rated “A” (or such similar equivalent rating) or higher by only one such rating agency and (B) up to $10,000,000 of any such investments (and any amount of such investments made with a commercial bank or trust company organized under the laws of any such foreign country prior to the date that is 90 days after the Effective Date) may be made with any such commercial bank or trust company that does not meet the ratings requirement of clause (ii) above or clause (A) of this proviso;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e) securities with maturities of six months or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or Moody’s; and

(f) investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Pro Forma Basis” means, with respect to the calculation of the Fixed Charge Coverage Ratio, the Leverage Ratio or the Debt to Capitalization Ratio as of any date, that such calculation shall give pro forma effect to all Permitted Acquisitions, all issuances, incurrences or assumptions of Indebtedness (with any such Indebtedness being deemed to be amortized over the applicable testing period in accordance with its terms) and all sales, transfers or other dispositions of any material assets outside the ordinary course of business, in each case that have occurred during (or, if such calculation is being made for the purpose of determining whether any proposed acquisition will constitute a Permitted Acquisition, since the beginning of) the four consecutive fiscal quarter period of the Borrower most-recently ended on or prior to such date as if they occurred on the first day of such four consecutive fiscal quarter period (including, in the case of any Permitted Acquisition or sale, transfer or disposition of material assets outside the ordinary course of business, cost savings to the extent such cost savings (a) would be permitted to be reflected in pro forma financial information complying with the requirements of GAAP and Article XI of Regulation S-X under the Securities Act of 1933, as amended, as interpreted by the Staff of the SEC, and as certified by a Financial Officer or (b) have been realized or for which the steps necessary for realization have been taken or are reasonably expected to be taken within 365 days following such Permitted Acquisition or sale, transfer or other disposition, and as certified by a Financial

Officer, provided that, in the case of clause (b), if cost savings are included in any pro forma calculations based on the reasonable expectation that steps necessary for realization of such cost savings will be taken within 365 days of a Permitted Acquisition or a sale, transfer or other disposition, then on and after the date that is 365 days after the date of such Permitted Acquisition or sale, transfer or other disposition, such pro forma calculations shall not give effect to such cost savings to the extent that the steps necessary for realization were not actually taken during such 365-day period).

“Proposed Change” has the meaning assigned to such term in Section 9.02(b).

“Qualified Equity Interests” means Equity Interests of the Borrower other than Disqualified Equity Interests.

“Rating Agency” means Moody’s or S&P, as the case may be.

“Rating Group” means any of Ratings Group I, Ratings Group II, Ratings Group III, Ratings Group IV, Ratings Group V and Ratings Group VI.

“Ratings Group I” shall be in effect when the Moody’s Rating is at or above Baa3 and the S&P Rating is at or above BBB-; “Ratings Group II” shall be in effect when (a) the Moody’s Rating is at or above Ba1 and the S&P Rating is at or above BB+ and (b) Ratings Group I is not in effect; “Ratings Group III” shall be in effect when (a) the Moody’s Rating is at or above Ba2 and the S&P Rating is at or above BB and (b) neither Ratings Group I nor Ratings Group II is in effect; “Ratings Group IV” shall be in effect when (a) the Moody’s Rating is at or above Ba3 and the S&P Rating is at or above BB- and (b) none of Ratings Group I, Ratings Group II or Ratings Group III is in effect; “Ratings Group V” shall be in effect when (a) the Moody’s Rating is at or above B1 and the S&P Rating is at or above B+ and (b) none of Ratings Group I, Ratings Group II, Ratings Group III or Ratings Group IV is in effect; and “Ratings Group VI” shall be in effect when (a) the Moody’s Rating is less than B1 or the S&P Rating is less than B+.

“Ratings” means the Moody’s Rating and the S&P Rating.

“Register” has the meaning assigned to such term in Section 9.04(b).

“Regulated Subsidiary” means a Broker Dealer Regulated Subsidiary, a Bank Regulated Subsidiary or an Insurance Regulated Subsidiary or any other Subsidiary subject to minimum capital requirements or other similar material regulatory requirements imposed by applicable Governmental Authorities.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having outstanding Loans and unused Commitments representing more than 50% of the aggregate outstanding Loans and unused Commitments at such time.

“Requirement of Law” means, with respect to any Person, any statute, law, treaty, rule, regulation, order, decree, writ, injunction or determination of any arbitrator or court or other Governmental Authority, including rules and regulations of and agreements with any Governmental Authority having jurisdiction over the Borrower or any Subsidiary, including the OTS, the FDIC, the SEC and any self-regulatory organization of which such Subsidiary is a member, or the imposition of conditions or requirements by cease and desist orders, regulatory agreements or otherwise, pursuant to the enforcement authority of any such regulatory authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancelation or termination of any Equity Interests in the Borrower or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Borrower or any Subsidiary, or any other payment (including any payment under any Swap Agreement) that has a substantially similar effect to any of the foregoing.

“S&P” means Standard & Poor’s Ratings Group, Inc.

“S&P Rating” means, as of any date, the rating most recently announced or published by S&P relating to the Borrower’s senior unsecured rating (without giving effect to any credit enhancements).

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Security Documents” means the Collateral Agreement and each other security agreement or other instrument or document executed and delivered pursuant to Section 5.11 or 5.12 to secure any of the Obligations.

“Seller” means Harris Financial Corp., a Delaware corporation.

“Shareholders’ Equity” means, on any date, the consolidated shareholders’ equity of the Borrower that would be reported as shareholders’ equity on a consolidated balance sheet of the Borrower prepared as of such date.

“SPV” has the meaning assigned to such term in Section 9.04(e).

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in

Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Stock Loan” means a “Loan” as used in the Master Securities Loan Agreement published from time to time by the Bond Market Association.

“Subordinated Debt” means unsecured Indebtedness of the Borrower that (a) does not require any scheduled payment of principal (including pursuant to a sinking fund obligation) or mandatory redemption or redemption at the option of the holders thereof (except for redemptions in respect of asset sales and changes in control on terms that are market terms on the date of issuance) prior to the date that is 180 days after the Maturity Date, (b) contains subordination and guarantee release provisions not less favorable to the Lenders than the subordination provisions of the Convertible Notes, (c) contains covenants and events of default that are not materially more restrictive than the covenants and events of default contained in this Agreement and do not require the maintenance or achievement of any financial performance standards other than as a condition to the taking of specified actions, and (d) bears interest at a market rate of interest on the date of issuance of such Indebtedness as determined by the Borrower’s board of directors in good faith.

“Subordinated Debt Documents” means the indenture or indentures under which the Convertible Notes or any Subordinated Debt is issued, all side letters, instruments, agreements and other documents evidencing or governing the Convertible Notes or any Subordinated Debt, providing for any right in respect thereof, affecting the terms of the foregoing or entered into in connection therewith and all schedules, exhibits and annexes to each of the foregoing.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Syndication Agent” means Morgan Stanley Senior Funding Inc., in its capacity as syndication agent for the Lenders hereunder, and its successors in such capacity.

“Synthetic Lease” means, as to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) that is designed to permit the lessee (a) to treat such lease as an operating lease, or not to reflect the leased property on the lessee’s balance sheet, under GAAP and (b) to claim depreciation on such property for U.S. Federal income tax purposes, other than any such lease under which such Person is the lessor.

“Synthetic Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any Synthetic Lease, and the amount of such obligations shall be equal to the sum (without duplication) of (a) the capitalized amount thereof that would appear on a balance sheet of such Person in accordance with GAAP if such obligations were accounted for as Capital Lease Obligations and (b) the amount payable by such Person as the purchase price for the property subject to such lease assuming the lessee exercises the option to purchase such property at the end of the term of such lease.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Total Capitalization” means the sum of Total Indebtedness and Shareholders’ Equity.

“Total Indebtedness” means, as of any date, the aggregate principal amount of Indebtedness of the Borrower and the Subsidiaries outstanding as of such date, provided that the term “Indebtedness” shall not include (a) Indebtedness incurred under (or in respect of Indebtedness outstanding on the Effective Date, set forth on Schedule 6.01 and of the type described in) clause (x), (xi), (xii), (xiv) or (xv) of Section 6.01(a) or (b) contingent obligations of the Borrower or any Subsidiary as an account party or applicant in respect of any letter of credit or letter of guaranty unless such letter of credit or letter of guaranty supports an obligation that constitutes Indebtedness.

“Transactions” means (a) the execution, delivery and performance by the Borrower of the Loan Documents, the borrowing of Loans on the Effective Date and the use of the proceeds thereof and (b) the payment of the Transaction Costs.

“Transaction Costs” means all fees, costs and expense incurred or payable by the Borrower or any Subsidiary in connection with the Transactions.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“Variable Rate Demand Note” means a note representing borrowings from a commercial bank that is payable on demand and bears interest based upon a money market rate.

“Well Capitalized” means “well capitalized” within the meaning of 12 U.S.C. §1831o (as in effect on the date hereof).

“wholly owned Subsidiary” means, with respect to any Person at any date, a subsidiary of such Person of which securities or other ownership interests representing 100% of the Equity Interests (other than directors’ qualifying shares) are, as of such date, owned, controlled or held by such Person or one or more wholly owned Subsidiaries of such Person or by such Person and one or more wholly owned Subsidiaries of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time, provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision (including any definition) hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

SECTION 1.05. Pro Forma Calculations. With respect to any period during which the Acquisition, any Permitted Acquisition, any sale, transfer or other disposition of any material assets outside the ordinary course of business occurs, calculations of the Fixed Charge Coverage Ratio, the Leverage Ratio and the Debt to Capitalization Ratio shall be made on a Pro Forma Basis.

ARTICLE II

The Credits

SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in the aggregate principal amount of such Lender’s outstanding Loans exceeding such Lender’s Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Loans.

SECTION 2.02. Loans and Borrowings. (a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder, provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.11, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan, provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000. Borrowings of more than one Type may be outstanding at the same time, provided that there shall not at any time be more than a total of ten Eurodollar Borrowings outstanding. Notwithstanding anything to the contrary herein, an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the aggregate Commitment.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03. Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information:

(i) the aggregate amount of such Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.04; and

(vi) that as of such date Sections 4.02(a) and (b) are satisfied.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., New York City time, to the account of the Administrative Agent most-recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the applicable Borrowing Request.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption and in its sole discretion, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.05. Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request or designated by Section 2.03 and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or designated by Section 2.03. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.06. Termination and Reduction of Commitments. (a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b) The Borrower may at any time terminate, or from time to time reduce, the Commitments, provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.08, the aggregate principal amount of outstanding Loans would exceed the aggregate Commitments.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable, provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent.

SECTION 2.07. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan of such Lender on the Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein, provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans and pay interest thereon in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.08. Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section.

(b) In the event and on such occasion that the aggregate principal amount of outstanding Loans exceeds the aggregate Commitments, the Borrower shall prepay Borrowings in an aggregate amount equal to such excess.

(c) Prior to any optional prepayment of Borrowings hereunder, the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (d) of this Section.

(d) The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid, provided that, if a notice of optional prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.06, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.06 by the Borrower (by notice to the Administrative Agent on or prior to the specified date) if such condition is not satisfied. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.10.

SECTION 2.09. Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Rate on the average daily unused amount of the Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which such Commitment terminates. Accrued commitment fees shall be payable in arrears on the last Business Day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees, a Commitment of a Lender shall be deemed to be used to the extent of the outstanding Loans.

(b) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(c) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of commitment fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.

SECTION 2.10. Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2.00% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments, provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.11. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period, then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.12. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor, and provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.13. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(d) and is revoked in accordance therewith) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.16 or Section 9.02(c), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.14. Taxes. (a) Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify the Administrative Agent and each Lender within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower under any Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority, provided that the Borrower shall not be obligated to make payment to the Administrative Agent or such Lender pursuant to this Section 2.14 in respect of penalties, interest and other liabilities attributable to any Indemnified Taxes or Other Taxes if (i) written demand therefor has not been made by the Administrative Agent or such Lender within 30 days from the date on which the Administrative Agent or such Lender knew of the imposition of Indemnified Taxes or Other Taxes by the relevant Governmental Authority, (ii) such penalties, interest and other liabilities have accrued after the Borrower has indemnified or paid any additional amount pursuant to this Section 2.14 or (iii) such penalties, interest and other liabilities are attributable to the gross negligence or wilful misconduct of the Administrative Agent or such Lender. After the Administrative Agent or a Lender learns of the imposition of Indemnified Taxes or Other Taxes, the Administrative Agent will act in good faith to promptly notify the Borrower of its obligations hereunder. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or by the Administrative Agent on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate, provided that such Foreign Lender has received written notice from the Borrower or Administrative Agent, as the case may be, advising it of the availability of such exemption or reduction and supplying all applicable documentation.

(f) If the Administrative Agent or a Lender determines that it is entitled to receive a refund from a Governmental Authority in respect of Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower pursuant to this Section 2.14, or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.14, it shall promptly notify the Borrower of the availability of such refund and shall, within 30 days after receipt of a request by the Borrower (whether as a result of notification that it has made to the Borrower or otherwise), make a claim to such Governmental Authority for such refund at the Borrower’s expense. If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

SECTION 2.15. Payments Generally; Pro Rata Treatment; Sharing of Setoffs. (a) The Borrower shall make each payment required to be made by it under any Loan Document (whether of principal, interest or fees, or of amounts payable under Section 2.12, 2.13 or 2.14, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 12:00 noon, New York City time), on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, except that payments pursuant to Sections 2.12, 2.13, 2.14 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans, provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or other Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption and in its sole discretion, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the

Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(a) or (b), 2.15(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.16. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.12, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.14, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense or otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.12, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) the Borrower or such assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04(b) and (iv) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise (including as a result of any action taken by such Lender under paragraph (a) above), the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Lenders that:

SECTION 3.01. Organization; Powers. Each of the Borrower and the Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required. The Borrower has all requisite power and authority to execute, deliver and perform its obligations under each Loan Document and to effect the Transactions.

SECTION 3.02. Authorization; Enforceability. The Transactions have been duly authorized by all necessary corporate or other action and, if required, action by the holders of the Borrower’s Equity Interests. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document, when executed and delivered by the Borrower, will constitute, a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for filings necessary to perfect Liens created under the Loan Documents, (b) will not violate the Organizational Documents of the Borrower or any Subsidiary, (c) will not violate any Requirement of Law applicable to the Borrower or any Subsidiary, (d) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any Subsidiary or their respective assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any Subsidiary or give rise to a right of, or result in, termination, cancelation or acceleration of any obligation thereunder, and (e) will not result in the creation or imposition of any Lien on any asset of the Borrower or any Subsidiary, except Liens created under the Loan Documents, except in the case of clauses (c) and (d) above where such violations, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.04. Financial Condition; No Material Adverse Change. (a) The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and consolidated statements of income, stockholders’ equity and cash flows (i) as of and for the fiscal years ended December 31, 2004, 2003 and 2002, reported on by Deloitte & Touche LLP, independent public accountants, and (ii) as of and for the fiscal quarters and the portion of the fiscal year ended June 30, 2005 (and comparable periods for the prior fiscal year), certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and the Subsidiaries as of such dates and for such periods in accordance with GAAP consistently applied, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b) The Borrower has heretofore furnished to the Lenders its pro forma consolidated balance sheet as of June 30, 2005, prepared giving effect to the Transactions and the Acquisition as if the Transactions and the Acquisition had occurred on such date. Such pro forma consolidated balance sheet (i) has been prepared in good faith based on the same assumptions used to prepare the pro forma financial statements included in the Information Memorandum (which assumptions are believed by the Borrower to be reasonable) and (ii) presents fairly, in all material respects, the pro forma financial position of the Borrower and the Subsidiaries as of June 30, 2005, as if the Transactions and the Acquisition had occurred on such date.

(c) Except as disclosed in the financial statements referred to above or the notes thereto or in the Information Memorandum and except for the Disclosed Matters, after giving effect to the Transactions, none of the Borrower or the Subsidiaries has, as of the Effective Date, any material direct or contingent liabilities, unusual long-term commitments or unrealized losses.

(d) No event, change or condition has occurred and is continuing that has had, or could reasonably be expected to have, a material adverse effect on the business, operations, property, condition (financial or otherwise) or prospects of the Borrower and the Subsidiaries, taken as a whole, since December 31, 2004.

SECTION 3.05. Properties. (a) Each of the Borrower and the Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b) Each of the Borrower and the Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and the Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06. Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower or any Subsidiary, threatened against or affecting the Borrower or any Subsidiary (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve any of the Loan Documents or the Transactions.

(b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

SECTION 3.07. Compliance with Laws and Agreements. Each of the Borrower and the Subsidiaries is in compliance with (a) all Requirements of Law applicable to it or its property and (b) all indentures, agreements and other instruments binding upon it or its property, except, in each case, where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08. Investment and Holding Company Status. Except as set forth on Schedule 3.08, none of the Borrower or any Subsidiary is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

SECTION 3.09. Taxes. Each of the Borrower and the Subsidiaries (a) has timely filed or caused to be filed all Tax returns and reports required to have been filed and (b) has paid or caused to be paid all Taxes required to have been paid by it, except in each case (i) any Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as the case may be, has set aside on its books adequate reserves therefor or (ii) to the extent that the failure to make such filings or to pay such Taxes would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10. ERISA. No ERISA Event has occurred and is continuing or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under all underfunded Plans (determined for each Plan based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans by an amount that, if required to be paid by the Borrower and the Subsidiaries, could reasonably be expected to have a Material Adverse Effect. The minimum funding standards of ERISA and the Code with respect to each Plan have been satisfied.

SECTION 3.11. Disclosure. Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or delivered thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time delivered and, if such projected financial information was delivered prior to the Effective Date, as of the Effective Date.

SECTION 3.12. Subsidiaries. Schedule 3.12 sets forth the name of, and the ownership interest of the Borrower and each Subsidiary in, each Subsidiary as of the Effective Date.

SECTION 3.13. Insurance. The Borrower believes that the insurance maintained by or on behalf of the Borrower and the Subsidiaries is in such amounts (with no greater risk retention) and against such risks as is (a) customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (b) adequate.

SECTION 3.14. Labor Matters. As of the Effective Date, there are no strikes, lockouts or slowdowns or any other material labor disputes against the Borrower or any Subsidiary pending or, to the knowledge of the Borrower or any Subsidiary, threatened. The hours worked by and payments made to employees of the Borrower and the Subsidiaries have not been in violation in any material respect of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters. All payments due from the Borrower or any Subsidiary, or for which any claim may reasonably be expected to be made against the Borrower or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Borrower or such Subsidiary. There is no organizing activity involving the Borrower or any Subsidiary pending or, to the knowledge of the Borrower or any Subsidiary, threatened by any labor union or group of employees, except those that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect. There are no representation proceedings pending or, to the knowledge of the Borrower or any Subsidiary, threatened with the National Mediation Board, and no labor organization or group of employees of the Borrower or any Subsidiary has made a pending demand for recognition, except those that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect. There are no material complaints or charges against the Borrower or any Subsidiary pending or, to the knowledge of the Borrower or any Subsidiary, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by the Borrower or any Subsidiary of any individual, except those that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any Subsidiary is bound.

SECTION 3.15. Solvency. Immediately after the consummation of the Transactions, (a) the fair value of the assets of the Borrower, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of the Borrower will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) the Borrower will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, and (d) the Borrower will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the consummation of the Transactions.

SECTION 3.16. Regulatory Status; Memberships Held. (a) Each U.S. Broker Dealer Regulated Subsidiary is duly registered as a broker-dealer with the SEC under the Exchange Act and is a member in good standing of the New York Stock Exchange, Inc. (the “NYSE”) and/or the National Association of Securities Dealers, Inc. (the “NASD”). As of the Effective Date, each Broker Dealer Regulated Subsidiary is (i) a member in good standing of the securities exchanges and securities clearing corporations listed on Schedule 3.16 and (ii) duly registered, licensed or qualified as a broker or dealer under all applicable Requirements of Law of each jurisdiction listed in Schedule 3.16, except to the extent that failure to be such a member in good standing, or so duly registered, licensed or qualified could not reasonably be expected to result in a Material Adverse Effect. Each Broker Dealer Regulated Subsidiary is in compliance with the Exchange Act and the rules and regulations thereunder applicable to it, the rules and regulations applicable to it of the NASD, the NYSE and the other securities exchanges of which it is a member and all applicable Requirements of Law of each jurisdiction where it is registered as a broker or dealer, except to the extent failure to do so could not reasonably be expected to result in a Material Adverse Effect.

(b) Each Bank Regulated Subsidiary holds all permits, licenses, franchises, variances, exemptions, orders and approvals of all Governmental Authorities under all applicable Requirements of Law (“Bank Permits”) that are necessary or advisable for its operations, except to the extent that the failure to hold such Bank Permits could not reasonably be expected to result in a Material Adverse Effect. Each Bank Regulated Subsidiary is in compliance with (a) all rules and regulations applicable to it of any Federal or state bank regulatory authority (including such rules and regulations dealing with capital maintenance) and (b) all Bank Permits, in each case except to the extent that such noncompliance could not reasonably be expected to result in a Material Adverse Effect.

(c) Each Bank Regulated Subsidiary is Well Capitalized. The ratio of E*TRADE Clearing’s Net Capital to Aggregate Debits (as such terms are defined in Rule 15c3-1 under the Exchange Act (as in effect from time to time)) is not less than 5.0%. Each Broker Dealer Regulated Subsidiary’s (other than E*TRADE Clearing’s) capital requirements are above the level at which dividends would be restricted by applicable Governmental Authorities.

SECTION 3.17. Senior Indebtedness. The Obligations constitute “Senior Indebtedness” and “Designated Senior Indebtedness” under and as defined in the Subordinated Debt Documents.

ARTICLE IV

Conditions

SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Davis Polk & Wardwell, counsel for the Borrower and the Subsidiaries, substantially in the form of Exhibit B-1, and of the General Counsel of the Borrower, substantially in the form of Exhibit B-2. The Borrower hereby requests such counsel to deliver such opinion.

(c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower, the authorization of the Transactions and any other legal matters relating to the Borrower, the Loan Documents or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(d) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by a Financial Officer or the President or a Vice President of the Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

(e) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including fees, charges and disbursements of counsel) required to be reimbursed or paid by the Borrower under any Loan Document.

(f) The Collateral Requirement shall have been satisfied and the Administrative Agent shall have received a completed Perfection Certificate dated the Effective Date and signed by a Financial Officer or legal officer of the Borrower, together with all attachments contemplated thereby, including the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to the Borrower in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted by Section 6.02 or have been or will contemporaneously with the initial funding of Loans on the Effective Date be released.

(g) The Administrative Agent shall have received evidence that the insurance required by Section 5.07 and the Security Documents is in effect.

(h) The Lenders shall have received (i) audited consolidated balance sheets and consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows of the Borrower as of and for the fiscal years ended December 31, 2004, 2003 and 2002, and the related notes thereto, accompanied by a true and correct copy of the reports thereon by Deloitte & Touche LLP, independent public accountants, and (ii) unaudited consolidated balance sheets and consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows of the Borrower as of and for the fiscal quarters and portion of the fiscal year ended June 30, 2005 (and for the comparable periods for the prior fiscal year), prepared in accordance with GAAP consistently applied (subject to year-end audit adjustments and the absence of footnotes) and certified by a Financial Officer.

(i) The Lenders shall have received a certificate from the chief financial officer of the Borrower, in form and substance satisfactory to the Lenders, certifying as to the solvency of the Borrower and the Subsidiaries on a consolidated basis after giving effect to the Transactions.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 5:00 p.m., New York City time, on March 31, 2006 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

(a) The representations and warranties of the Borrower set forth in the Loan Documents that are qualified by materiality shall be true and correct, and the representations and warranties that are not so qualified shall be true and correct in all material respects, in each case on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as the case may be.

(b) At the time of and immediately after giving effect to such Borrowing no Default shall have occurred and be continuing.

Each Borrowing (provided that a conversion or a continuation of a Borrowing shall not constitute a “Borrowing” for purposes of this Section) shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts (other than contingent amounts not yet due) payable under any Loan Document shall have been paid in full, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01. Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent on behalf of each Lender:

(a) within 90 days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and audited consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows as of the end of and for such year, and related notes thereto, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte & Touche LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and the Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its unaudited consolidated balance sheet and unaudited consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer as presenting fairly in all material respects the financial condition and results of operations of the Borrower and the Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under paragraph (a) or (b) above, a certificate of a Financial Officer (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (ii) setting forth reasonably detailed calculations demonstrating compliance with the covenants contained in Sections 6.12, 6.13, 6.14 and 6.15;

(d) (i) a written notice to the Administrative Agent if, as a result of any change in GAAP or in the application thereof from those in effect on the Effective Date, the financial statements delivered pursuant to paragraph (a) or (b) above will differ in any material respect from the financial statements that would have been delivered pursuant to such clauses had no such change in GAAP or the application thereof been made, and (ii) if reasonably requested by the Administrative Agent after consultation with the Borrower, together with the first delivery of financial statements pursuant to paragraph (a) or (b) above following such change, a schedule prepared by a Financial Officer on behalf of the Borrower reconciling such changes to what the financial statements would have been without giving effect to such change;

(e) concurrently with any delivery of financial statements under paragraph (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default under Section 6.12, 6.13, 6.14 or 6.15 and, if such knowledge has been obtained, describing such Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(f) at least one day prior to the commencement of each fiscal year of the Borrower, a detailed consolidated budget for such fiscal year (including a projected consolidated balance sheet and consolidated statement of projected operations as of the end of and for such fiscal year and setting forth the assumptions used for purposes of preparing such budget) and, promptly when available, any significant revisions of such budget;

(g) promptly after the same become publicly available, copies of all periodic and other reports (including FOCUS reports), proxy statements and other materials filed by the Borrower or any Subsidiary with the SEC, any national securities exchange, the OTS or any other United States Governmental Authority that regulates a Regulated Subsidiary or distributed by the Borrower to the holders of its Equity Interests generally, as the case may be; and

(h) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.

SECTION 5.02. Notices of Material Events. The Borrower will furnish to the Administrative Agent (for distribution to each Lender through the Administrative Agent) prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of a Financial Officer or another executive officer of the Borrower or any Subsidiary, affecting the Borrower or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event or any fact or circumstance that gives rise to a reasonable expectation that any ERISA Event will occur that, in either case, alone or together with any other ERISA Events that have occurred or are reasonably expected to occur, could reasonably be expected to result in material liability of the Borrower and the Subsidiaries;

(d) any change in the Ratings, or any notice from S&P or Moody’s indicating its intent to effect such a change or to place the Borrower on a “CreditWatch” or “WatchList” or any similar list, in each case with negative implications, or its cessation of, or its intent to cease, providing such Rating; and

(e) any other development (including notice of any claim or condition arising under or relating to any Environmental Law) that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a written statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Information Regarding Collateral. (a) The Borrower will furnish to the Administrative Agent prompt written notice of any change (i) in its corporate name, (ii) in its jurisdiction of incorporation or organization of or (iii) in its organizational identification number. The Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral.

(b) At the time of delivery of financial statements pursuant to Section 5.01(a) or (b), the Borrower shall deliver to the Administrative Agent a certificate executed by a Financial Officer or chief legal officer of the Borrower setting forth the information required pursuant to Section 1 of the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Effective Date or the date of the most recent certificate delivered pursuant to this Section.

SECTION 5.04. Existence; Conduct of Business. The Borrower will, and will cause each Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business, provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.05. Payment of Obligations. The Borrower will, and will cause each Subsidiary to, pay its material obligations (other than Indebtedness and any obligations in respect of any Swap Agreements), including Tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (c) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation and (d) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.06. Maintenance of Properties. The Borrower will, and will cause each Subsidiary to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

SECTION 5.07. Insurance. The Borrower will, and will cause each Subsidiary to, maintain, with financially sound and reputable insurance companies, (a) insurance in such amounts (with no greater risk retention) and against such risks as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (b) all insurance as may be required by law or any other Loan Document. The Borrower will furnish to the Lenders, upon request of the Administrative Agent, information in reasonable detail as to the insurance so maintained.

SECTION 5.08. Books and Records; Inspection and Audit Rights. The Borrower will, and will cause each Subsidiary to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each Subsidiary to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

SECTION 5.09. Compliance with Laws. The Borrower will, and will cause each Subsidiary to, comply with all Requirements of Law with respect to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.10. Use of Proceeds. The proceeds of the Loans made on and after the Effective Date will be used only to pay the purchase price in connection with the Acquisition, to pay the Transaction Costs and for general corporate purposes (including Permitted Acquisitions). No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

SECTION 5.11. Additional Subsidiaries. If any additional Subsidiary the Equity Interests of which are required to be pledged pursuant to the Collateral Requirement is formed or acquired after the Effective Date, the Borrower will, within ten Business Days after such Subsidiary is formed or acquired, notify the Administrative Agent thereof and cause the Collateral Requirement to be satisfied with respect to any Equity Interest in such Subsidiary owned by or on behalf of the Borrower.

SECTION 5.12. Further Assurances. The Borrower will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), that may be required under any applicable law, or that the Administrative Agent or the Required Lenders may reasonably request, to cause the Collateral Requirement to be and remain satisfied, all at the expense of the Borrower. The Borrower also agrees to provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable (other than contingent amounts not yet due) under any Loan Document have been paid in full, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01. Indebtedness; Certain Equity Securities. (a) The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(i) Indebtedness created under the Loan Documents;

(ii) The Existing Notes, the other Indebtedness existing on the date hereof and set forth in Schedule 6.01 and extensions, renewals and replacements of any such Indebtedness, provided that such extending, renewal or replacement Indebtedness (A) in respect of the Convertible Notes shall constitute Subordinated Debt, (B) shall not be Indebtedness of an obligor that was not an obligor with respect to the Indebtedness being extended, renewed or replaced, (C) shall not be in a principal amount that exceeds the principal amount of the Indebtedness being extended, renewed or replaced (plus any accrued but unpaid interest and redemption premium payable by the terms of such Indebtedness thereon), (D) shall not have an earlier maturity date or shorter weighted average life than the Indebtedness being extended, renewed or replaced and (E) shall be subordinated to the Obligations on terms at least as favorable to the Lenders as the subordination terms of the Indebtedness being extended, renewed or replaced;

(iii) Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary, provided that (A) Indebtedness of any Subsidiary to the Borrower shall be subject to Section 6.04 and (B) Indebtedness of the Borrower to any Subsidiary shall be subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent;

(iv) Guarantees by (A) the Borrower of Indebtedness of any Regulated Subsidiary that is permitted by this Section under clause (a)(x), (a)(xi), (a)(xii) or (a)(xiv) and (B) any Subsidiary of Indebtedness of any other Subsidiary that is permitted by this Section (other than clause (a)(ii));

(v) (A) Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations, Synthetic Lease Obligations and any Indebtedness assumed by the Borrower or any Subsidiary in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, provided that such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, and (B) extensions, renewals and replacements of any such Indebtedness so long as the outstanding principal amount of such extensions, renewals and replacements does not exceed the principal amount of the Indebtedness being extended, renewed or replaced (plus any accrued but unpaid interest and premium payable by the terms of such Indebtedness thereon), provided that no Indebtedness may be incurred under this clause (v) if, after giving effect to such incurrence, the aggregate principal amount of Indebtedness then outstanding under this clause (v), exceeds 7.5% of Consolidated Net Worth as of the date of such incurrence;

(vi) other Indebtedness of the Borrower or any Subsidiary, provided that (A) the Borrower is in compliance, on a Pro Forma Basis after giving effect to the incurrence of such Indebtedness as of the last day of the most-recently ended fiscal quarter of the Borrower, with the covenants contained in Sections 6.12, 6.13, 6.14 and 6.15, and (B) no Indebtedness of any Subsidiary may be incurred under this clause (vi) if, after giving effect to such incurrence, the aggregate principal amount of Indebtedness of Subsidiaries then outstanding under this clause (vi), together with (1) the aggregate principal amount of Indebtedness of the Borrower then outstanding under this clause (vi) that is secured by a Lien on any assets of the Borrower and (2) the aggregate principal amount of Indebtedness then outstanding under clause (a)(v) of this Section, exceeds 7.5% of Consolidated Net Worth as of the date of such incurrence;

(vii) Indebtedness owed to any Person (including obligations in respect of letters of credit for the benefit of such Person) providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(viii) Indebtedness of the Borrower or any Subsidiary in respect of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees and similar obligations (other than in respect of other Indebtedness), in each case provided in the ordinary course of business;

(ix) Indebtedness in respect of Swap Agreements permitted by Section 6.07;

(x) Indebtedness arising from products and services offered by Bank Regulated Subsidiaries or Broker Dealer Regulated Subsidiaries in the ordinary course of business, including deposits, transfers of customer funds into sweep deposit accounts, CDs, prepaid forward contracts, swaps, exchangeable debt securities, foreign currency purchases or sales and letter of credit;

(xi) Indebtedness incurred in the ordinary course of business of a Broker Dealer Regulated Subsidiary (or a non-U.S. Bank Regulated Subsidiary), including Indebtedness arising from margin lending, Stock Loan activities or foreign currency settlement obligations;

(xii) Indebtedness arising from agreements of the Borrower or a Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;

(xiii) Indebtedness by Professional Path, Inc. in the ordinary course of its proprietary trading activities in an amount that shall not exceed $5,000,000 at any time outstanding;

(xiv) advances from the Federal Home Loan Bank, Federal Reserve Bank (or similar institution), repurchase and reverse repurchase agreements relating to Investment Securities, medium term notes, treasury tax and loan balances, special direct investment balances, bank notes, commercial paper, term investment option balances, brokered certificates of deposit, dollar rolls and fed funds purchased, in each case incurred in the ordinary course of a Regulated Subsidiary’s business; and

(xv) Indebtedness of a Bank Regulated Subsidiary consisting of trust preferred or similar securities, provided that (i) the proceeds of the sale of such securities are invested in a Bank Regulated Subsidiary and (ii) such proceeds would be treated as Tier I capital were such Bank Regulated Subsidiary a bank holding company regulated by the Board.

Notwithstanding any other provision of this Section 6.01(a), the Borrower shall not permit any Subsidiary to Guarantee all or any portion of the Existing Notes.

(b) The Borrower will not, and will not permit any Subsidiary to, issue any preferred Equity Interests except (i) in the case of the Borrower, preferred Equity Interests that are Qualified Equity Interests, (ii) in the case of Bank Regulated Subsidiaries, trust preferred or similar securities to the extent permitted to be issued under Section 6.01(a)(xv), (iii) Equity Interests permitted to be issued under Section 6.05(l) and (iv) preferred Equity Interests issued by any Subsidiary to a wholly owned Subsidiary.

SECTION 6.02. Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Liens created under the Loan Documents;

(b) Permitted Encumbrances;

(c) any Lien on any property or asset of the Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 6.02, provided that (A) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary and (B) such Lien shall secure only those obligations that it secures on the date hereof and extensions, renewals and replacements thereof so long as the principal amount of such extensions, renewals and replacements does not exceed the principal amount of the obligations being extended, renewed or replaced (plus any accrued but unpaid interest and premium payable by the terms of such obligations thereon);

(d) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary, provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (B) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary and (C) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof so long as the principal amount of such extensions, renewals and replacements does not exceed the principal amount of the obligations being extended, renewed or replaced (plus any accrued but unpaid interest and premium payable by the terms of such obligations thereon);

(e) Liens on fixed or capital assets acquired, constructed or improved (including any such assets made the subject of a Capital Lease Obligation or Synthetic Lease Obligation incurred) by the Borrower or any Subsidiary, provided that (A) such Liens secure Indebtedness incurred to finance such acquisition, construction or improvement and permitted by clause (v)(A) of Section 6.01(a) or to extend, renew or replace such Indebtedness and permitted by clause (v)(B) of Section 6.01(a), (B) such Liens and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement (provided that this clause (B) shall not apply to any Indebtedness permitted by clause (v)(B) of Section 6.01(a) or any Lien securing such Indebtedness), (C) the Indebtedness secured thereby does not exceed the lesser of the cost of acquiring, constructing or improving such fixed or capital asset or, in the case of Indebtedness permitted by clause (v)(A) of Section 6.01(a), its fair market value at the time such security interest attaches and (D) such Liens shall not apply to any other property or assets of the Borrower or any Subsidiary;

(f) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon;

(g) Liens representing any interest or title of a licensor, lessor or sublicensor or sublessor under any lease or license permitted by this Agreement;

(h) Liens that are rights of setoff relating to deposit accounts in favor of banks and other depositary institutions arising in the ordinary course of business;

(i) Liens on assets of the Borrower (other than Equity Interests of a Bank Regulated Subsidiary or a direct or indirect holding company of a Bank Regulated Subsidiary) securing Indebtedness of the Borrower incurred pursuant to clause (vi) of Section 6.01(a), provided that no Lien shall be permitted under this clause (i) if, after giving effect to such Lien, the aggregate principal amount of Indebtedness of the Borrower then outstanding that is secured by a Lien on any assets of the Borrower, together with the aggregate principal amount of Indebtedness then outstanding under clause (a)(v) of Section 6.01, exceeds 7.5% of Consolidated Net Worth as of the date such Lien is created;

(j) Liens granted by a Subsidiary in favor of the Borrower in respect of Indebtedness or other obligations owed by such Subsidiary to the Borrower;

(k) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

(l) Liens securing reimbursement obligations with respect to letters of credit permitted by Section 6.01 that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

(m) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(n) Liens encumbering customary initial deposits and margin deposits, and other Liens that are within the general parameters customary in the industry and incurred in the ordinary course of business, in each case, securing Indebtedness under Swap Agreements permitted by Section 6.07;

(o) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Borrower or any of the Subsidiaries in the ordinary course of business in accordance with the past practices of the Borrower and the Subsidiaries prior to the Effective Date;

(p) Liens on assets of a Regulated Subsidiary in the ordinary course of such Regulated Subsidiary’s business; and

(q) Liens incurred by the Borrower or any Subsidiary that is not a Regulated Subsidiary for the benefit of a Regulated Subsidiary in the ordinary course of business (including Liens incurred in the Broker Dealer Regulated Subsidiary’s securities business) with respect to obligations that do not exceed $200,000,000 at any one time outstanding and that are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business), provided that any such Liens cease to be in effect no later than 180 days after the creation thereof.

Notwithstanding any other provision of this Section 6.02, the Borrower shall not permit any Lien to be created, incurred or assumed, or otherwise to exist, if as a result thereof the Borrower is required under any of the Existing Notes Documents to grant a Lien on any asset of the Borrower or any Subsidiary securing all or any portion of the Existing Notes.

SECTION 6.03. Fundamental Changes. (a) The Borrower will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Person may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Person (other than the Borrower) may merge into any Subsidiary in a transaction in which the surviving entity is a Subsidiary and (iii) any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders, provided that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Sections 6.04 and 6.05.

(b) The Borrower will not, and will not permit any Subsidiary to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and the Subsidiaries on the Effective Date and businesses reasonably related thereto.

SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. The Borrower will not, and will not permit any Subsidiary to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any Equity Interests in or evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:

(a) Permitted Investments;

(b) Permitted Acquisitions, provided that the Borrower is in compliance, on a Pro Forma Basis after giving effect to such Permitted Acquisition as of the last day of the most-recently ended fiscal quarter of the Borrower, with the covenants contained in Sections 6.12, 6.13, 6.14 and 6.15;

(c) investments existing on the date hereof and set forth on Schedule 6.04;

(d) investments by the Borrower and any Subsidiary in Equity Interests of their respective Subsidiaries;

(e) loans or advances made by the Borrower to any Subsidiary and made by any Subsidiary to the Borrower or any other Subsidiary, provided that any such loans and advances made by the Borrower shall be evidenced by a promissory note pledged pursuant to the Collateral Agreement;

(f) Guarantees of Indebtedness of the Borrower or any Subsidiary that are permitted by Section 6.01;

(g) loans or advances to employees of the Borrower or any Subsidiary made in the ordinary course of business of the Borrower or any Subsidiary not exceeding $5,000,000 in the aggregate outstanding at any time (determined without regard to any write-downs or write-offs of such loans or advances), provided that no such loans or advances to any single employee shall exceed $1,000,000 in the aggregate outstanding at any time (determined without regard to any write-downs or write-offs of such loans or advances);

(h) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses of the Borrower or any Subsidiary for accounting purposes and that are made in the ordinary course of business;

(i) investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(j) investments in the form of Swap Agreements permitted by Section 6.07;

(k) investments of any Person existing at the time such Person becomes a Subsidiary or consolidates or merges with the Borrower or any Subsidiary (including in connection with a Permitted Acquisition) so long as such investments were not made in contemplation of such Person becoming a Subsidiary or of such consolidation or merger;

(l) investments resulting from pledges or deposits described in clause (c) or (d) of the definition of the term “Permitted Encumbrance”;

(m) investments received in connection with the disposition of any asset permitted by Section 6.05;

(n) receivables or other trade payables owing to the Borrower or a Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms, provided that such trade terms may include such concessionary trade terms as the Borrower or any Subsidiary deems reasonable under the circumstances;

(o) investments (i) arising from products and services offered by Bank Regulated Subsidiaries or Broker Dealer Regulated Subsidiaries or (ii) made by Bank Regulated Subsidiaries or Broker Dealer Regulated Subsidiaries, in each of clauses (i) and (ii) in the ordinary course of business, including margin loans, Stock Loans, other customer financings and investments made pursuant to the Community Reinvestment Act;

(p) capital contributions not exceeding $25,000,000 in the aggregate during the term of this Agreement to meet funding requirements in connection with venture capital investments; and

(q) other investments, loans and advances by the Borrower or any Subsidiary in an aggregate amount, as valued at cost as of the date of each such investment, loan or advance is made and including all related commitments for future investments, loans or advances (and the principal amount of any Indebtedness that is assumed or otherwise incurred in connection with such investment, loan or advance), provided that no investments, loans or advances may be made under this clause (q) if, after giving effect to such investment, loan or advance, the aggregate amount of investments, loans and advances made or committed to be made from and after the Effective Date under this clause (q)

would exceed the sum of (i) 5.0% of Consolidated Net Worth as of such date, (ii) the maximum amount of Restricted Payments that may be made under Section 6.08(a)(iv) as of such date and (iii) an amount equal to any returns of capital or sale proceeds actually received in cash in respect of any such investments (which amount shall not exceed the amount of such investment valued at cost at the time such investment was made).

SECTION 6.05. Asset Sales. The Borrower will not, and will not permit any Subsidiary to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will the Borrower permit any Subsidiary to issue any additional Equity Interest in such Subsidiary (other than issuing directors’ qualifying shares and other than issuing Equity Interests to another Subsidiary in compliance with Section 6.04(d)), except:

(a) sales, transfers, leases and other dispositions of (i) inventory, (ii) used or surplus equipment and (iii) Permitted Investments, in each case in the ordinary course of business;

(b) sales, transfers, leases and other dispositions to the Borrower or a Subsidiary, provided that any such sales, transfers, leases or other dispositions involving the Borrower shall be made in compliance with Section 6.09;

(c) sales, transfers and other dispositions of accounts receivable in connection with the compromise, settlement or collection thereof consistent with past practice;

(d) sales, transfers, leases and other dispositions of property to the extent that such property constitutes an investment permitted by clause (i) or (k) of Section 6.04 or another asset received as consideration for the disposition of any asset permitted by this Section (in each case, other than Equity Interests in a Subsidiary, unless all Equity Interests in such Subsidiary are sold);

(e) sale and leaseback transactions permitted by Section 6.06;

(f) leases entered into in the ordinary course of business, to the extent that they do not materially interfere with the business of the Borrower or any Subsidiary;

(g) licenses or sublicenses of intellectual property in the ordinary course of business, to the extent that they do not materially interfere with the business of the Borrower or any Subsidiary;

(h) dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any Subsidiary;

(i) sales, transfer or other dispositions of assets by Regulated Subsidiaries in the ordinary course of business;

(j) sales of Equity Interests in a Regulated Subsidiary that is an Insignificant Subsidiary or all or substantially all of the assets (or an operating unit of business) of a Regulated Subsidiary that is an Insignificant Subsidiary (other than in connection with a transaction permitted by Section 6.03), provided that no sale may be consummated under this clause (j) if, after giving effect thereto, (i) the aggregate fair market value of all such Subsidiaries sold after the Effective Date under this clause (j) would exceed 15.0% of the consolidated total assets of the Borrower and the Subsidiaries as of the last day of the fiscal quarter of the Borrower most-recently ended or (ii) the aggregate revenues of all such Subsidiaries sold after the Effective Date under this clause (j), determined in each case based upon the four fiscal quarters of the Borrower most-recently ended prior to the sale of such Subsidiary, would exceed 15.0% of the consolidated total revenues of the Borrower and the Subsidiaries during the four-fiscal-quarter period of the Borrower most-recently ended;

(k) sales, transfers and other dispositions of (i) any asset with a fair market value equal to or less than $2,500,000, (ii) Equity Interests in any entity that is not a Subsidiary and (iii) any asset of or any Equity Interest in ETCF Asset Funding Corporation or E*TRADE Consumer Finance;

(l) sales of Equity Interests (or options, warrants or other rights to purchase Equity Interests) of a Subsidiary, other than E*TRADE Bank, E*TRADE Securities LLC or any Subsidiary the Equity Interests of which constitute Collateral, in connection with the formation, operation or dissolution of any joint ventures or joint back office arrangements, in each case otherwise permitted under this Agreement;

(m) sales of Equity Interests in, or any assets of, U.S. Raptor One, Inc., U.S. Raptor Two, Inc., U.S. Raptor Three, Inc. or any of their direct or indirect wholly owned Subsidiaries, the proceeds of which are invested in, or constitute assets used in, the business of the Borrower and the Subsidiaries; and

(n) sales, transfers and other dispositions of assets (other than Equity Interests in a Subsidiary unless all Equity Interests in such Subsidiary are sold) that are not permitted by any other clause of this Section, provided that the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this clause (i) in any fiscal year of the Borrower shall not exceed 7.5% of Consolidated Net Worth as of the first day of such fiscal year of the Borrower, provided that all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by clause (b)) shall be made for fair value and (other than those permitted by clause (b), (h), (i), (k) or (l)) for at least 75% cash consideration payable at the time of such sale, transfer or other disposition.

SECTION 6.06. Sale and Leaseback Transactions. The Borrower will not, and will not permit any Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for any such sale of any fixed or capital assets by the Borrower or any Subsidiary that is made for cash consideration in an amount not less than the fair value of such fixed or capital asset and is consummated within 90 days after the Borrower or such Subsidiary acquires or completes the construction of such fixed or capital asset, provided that, if such sale and leaseback results in a Capital Lease Obligation or Synthetic Lease Obligation, such Capital Lease Obligation or Synthetic Lease Obligation is permitted by Section 6.01(a)(v) and any Lien made the subject of such Capital Lease Obligation or Synthetic Lease Obligation is permitted by Section 6.02(e).

SECTION 6.07. Swap Agreements. The Borrower will not, and will not permit any Subsidiary to, enter into any Swap Agreement, except Swap Agreements entered into in connection with the hedging program of the Borrower or such Subsidiary approved by the Board of Directors of the Borrower or such Subsidiary.

SECTION 6.08. Restricted Payments; Certain Payments of Indebtedness. (a) The Borrower will not, and will not permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except (i) each of the Subsidiaries may declare and pay dividends ratably with respect to its Equity Interests, (ii) the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in shares of Qualified Equity Interests, (iii) the Borrower may make Restricted Payments not exceeding $50,000,000 during any fiscal year pursuant to and in accordance with stock option plans or other benefit plans approved by the Borrower’s board of directors for management or employees of the Borrower and any of the Subsidiaries, (iv) the Borrower may make Restricted Payments so long as (A) no Default has occurred and is continuing or would result therefrom, (B) at the time any such Restricted Payment is made, either (1) the aggregate amount of such Restricted Payment, all prior Restricted Payments made by the Borrower under this clause (iv) after the date hereof and the aggregate amount of all investments, loans and advances made in reliance on clause (q)(ii) of Section 6.04 after the date hereof does not exceed 25% of Consolidated Available Net Income for the period commencing September 30, 2005, and ending on the last day of the most recent fiscal quarter of the Borrower for which financial statements shall have been delivered pursuant to Section 5.01(a) or (b), taken as a single accounting period, or (2) the aggregate amount of such Restricted Payment and the aggregate amount of all Restricted Payments made by the Borrower under this clause (iv) and all investments, loans and advances made in reliance on clause (q)(ii) of Section 6.04, in each case during the fiscal quarter in which such Restricted Payment is to be made and the three preceding fiscal quarters of the Borrower (or, if such Restricted Payment is to be made prior to the first anniversary of the Effective Date, since the Effective Date), does not exceed $100,000,000 and (C) the Borrower is in compliance on a Pro Forma Basis after giving effect to such Restricted Payment as of the last day of the most recently ended fiscal quarter of the Borrower with the covenant contained in Section 6.13, provided that for purposes of this clause (C) the applicable Leverage Ratio required by

Section 6.13 shall be reduced by an amount equal to 0.50 times Consolidated Available EBITDA, except that up to $100,000,000 of Restricted Payments may be made under this clause (iv) without giving effect to such reduction and (v) the Borrower may make Restricted Payments to fund the repurchase of Equity Interests deemed to occur upon the exercise of options or warrants if such Equity Interests represent all or a portion of the exercise price thereof.

(b) The Borrower will not, and will not permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancelation or termination of any Existing Notes, Indebtedness incurred pursuant to clause (vii) of Section 6.01(a) or any Indebtedness that extends, refinances or replaces any of the foregoing, or any other payment (including any payment under any Swap Agreement) that has a substantially similar effect to any of the foregoing, except:

(i) payment of regularly scheduled interest and principal payments as, in the form of payment and when due in respect of any Indebtedness (other than payments in respect of the Convertible Notes and any Subordinated Debt prohibited by the subordination provisions thereof) and regularly scheduled payments in respect of Swap Agreements;

(ii) refinancings of Indebtedness to the extent permitted by Section 6.01;

(iii) payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(iv) the repurchase, redemption or other acquisition of the Convertible Notes; and

(v) any payment in respect of, or repurchase, redemption, retirement, defeasance or other acquisition for value of, Indebtedness that is subordinated in right of payment to the Loans in exchange for, or out of the proceeds of a capital contribution or a substantially concurrent offering of, Qualified Equity Interests of the Borrower (or options, warrants or other rights to acquire Qualified Equity Interests of the Borrower, provided that such options, warrants or other rights are not redeemable at the option of the holder thereof, or required to be redeemed, in each case other than upon a Change in Control).

SECTION 6.09. Transactions with Affiliates. The Borrower will not, and will not permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) loans or advances to employees permitted under Section 6.04(g), (c) payroll, travel and similar advances to cover matters permitted under Section 6.04(h), (d) the payment of reasonable fees to directors of the Borrower or any Subsidiary who are not employees of the Borrower or any Subsidiary, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Borrower or any of the Subsidiaries in the ordinary course of business, (e) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by the Borrower’s board of directors, (f) employment and severance arrangements entered into in the ordinary course of business between the Borrower or any Subsidiary and any employee thereof and approved by the Borrower’s board of directors, (g) any Restricted Payment permitted by Section 6.08, (h) any transaction solely between or among the Borrower and its Subsidiaries, (i) any payments or other transactions pursuant to any tax-sharing agreement between the Borrower and any other Person with which the Borrower files a consolidated tax return or with which the Borrower is part of a consolidated group for tax purposes and (j) deposit, checking, banking and brokerage products and services typically offered to customers on substantially the same terms and conditions as those offered to customers or, in the case of a Bank Regulated Subsidiary, as otherwise permitted under Regulation O promulgated by the Board.

SECTION 6.10. Restrictive Agreements. The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower to create, incur or permit to exist any Lien upon any Equity Interests held by the Borrower of any Subsidiary that is not a Bank Regulated Subsidiary or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary, provided that (i) the foregoing shall not apply to restrictions and conditions imposed by (A) any Requirements of Law or (B) any Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.10 (or to any extension or renewal of, or any amendment, modification or replacement not expanding the scope of, any such restriction or condition) and (iii) the foregoing shall not apply to restrictions and conditions (A) existing in any Existing Note Documents (or any indentures or agreements governing other Indebtedness permitted under Section 6.01, provided that the encumbrances and restrictions in any such indentures or agreements are no less favorable to the Lenders than those encumbrances or restrictions contained in the Existing Note Documents), (B) with respect to any Person (or the property or assets of any Person) acquired by the Borrower or any Subsidiary and existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or any property or assets of any Person other than such Person or the property or assets of such Person so acquired and any extensions, refinancings, renewals or replacements of thereof, provided that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements are no less favorable to the Lenders than those encumbrances or restrictions that are being extended, refinanced, renewed or replaced, or (C) existing by virtue of any transfer of, any agreement to transfer, any option or similar right with respect to, or any Lien on, any property or assets of the Borrower or any Subsidiary, in each case not otherwise prohibited by this Agreement.

SECTION 6.11. Amendment of Material Documents. The Borrower will not, and will not permit any Subsidiary to, amend, modify, waive, terminate or release (a) its Organizational Documents, (b) any Acquisition Document, (c) the Indebtedness permitted under Section 6.01(a)(ii) or (d) the clearing agreement to be entered into between E*TRADE Securities LLC and any Bank Regulated Subsidiary after the sale of E*TRADE Clearing to such Bank Regulated Subsidiary, in each case unless such amendment, modification, waiver, termination or release is (i) not materially adverse to the Lenders or (ii) required by any Requirement of Law.

SECTION 6.12. Fixed Charge Coverage Ratio. The Borrower will not permit the Fixed Charge Coverage Ratio, in each case for any period of four consecutive fiscal quarters of the Borrower ending on or about any date after the Effective Date to be less than 4.00:1.00.

SECTION 6.13. Leverage Ratio. The Borrower will not permit the Leverage Ratio as of any date during any period set forth below to exceed the ratio set forth below opposite such period:

Period	Ratio
Effective Date to December 31, 2006	3.50:1.00

January 1, 2007 to September 30, 2008	3.00:1.00

SECTION 6.14. Debt to Capitalization Ratio. The Borrower will not permit the Debt to Capitalization Ratio ending on or about any date during any period set forth below to exceed the ratio set forth below opposite such period:

Period	Ratio
Effective Date to December 31, 2006	0.45:1.00

January 1, 2007 to December 31, 2007	0.40:1.00

January 1, 2008 to September 30, 2008	0.35:1.00

SECTION 6.15. Regulatory Net Capital. The Borrower will not (a) permit any Bank Regulated Subsidiary (i) to fail to be at least Well Capitalized for a period of more than 30 consecutive days or (ii) to fail to be at least Adequately Capitalized at any time, (b) permit the ratio of E*TRADE Clearing’s Net Capital to Aggregate Debits (as such terms are defined in Rule 15c3-1 under the Exchange Act (as in effect from time to time)) to be (i) less than 5.0% for a period of more than 30 consecutive days or (ii) less than 4.0% at any time or (c) permit any Broker Dealer Regulated Subsidiary’s (other than E*TRADE Clearing’s) capital requirements to be at or below the level at which dividends would be restricted by applicable Governmental Authorities for a period of more than three consecutive Business Days (which in the case of interpretation of any applicable law by a Governmental Authority with retroactive effect, shall commence on the date the Borrower receives notice from such Governmental Authority).

SECTION 6.16. Changes in Fiscal Periods. The Borrower will neither (a) permit its fiscal year or the fiscal year of any Subsidiary (other than any Insignificant Subsidiary) to end on a day other than December 31 nor (b) change its method of determining fiscal quarters.

ARTICLE VII

Events of Default

SECTION 7.01. Events of Default. If any of the following events (any such event, an “Event of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in paragraph (a) of this Article) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall, if qualified by materiality, prove to have been incorrect or, if not so qualified, prove to have been incorrect in any material respect, in each case when made or deemed made;

(d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.04 (with respect to the existence of the Borrower) or 5.11 or in Article VI;

(e) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraph (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(f) the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, provided that this paragraph (g) shall not apply to secured Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement);

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in paragraph (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the Borrower or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $20,000,000 shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment;

(l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material adverse Effect;

(m) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by the Borrower not to be, a valid and perfected Lien on any Collateral, with the priority required by the applicable Security Document, except (i) as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents or (ii) as a result of the Administrative Agent’s failure to maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Collateral Agreement;

(n) any Loan Document shall for any reason be asserted by the Borrower not to be a legal, valid and binding obligation of the Borrower;

(o) (i) the Convertible Notes or any Subordinated Debt shall cease, for any reason, to be, or shall be asserted by the Borrower or the holders of at least 25% in aggregate principal amount of the Convertible Notes or any series of Subordinated Debt not to be, validly subordinated to the Loan Document Obligations as provided in the applicable Subordinated Debt Documents or (ii) the Loan Document Obligations shall cease to constitute, or shall be asserted by the Borrower or the holders of at least 25% in aggregate principal amount of the Convertible Notes or any series of Subordinated Debt not to constitute, “Senior Indebtedness” or “Designated Senior Indebtedness” (or the equivalent thereof) under the subordination provisions of any Subordinated Debt Document; or

(p) a Change in Control shall occur;

then, and in every such event (other than an event with respect to the Borrower described in paragraph (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in paragraph (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

SECTION 7.02. Exclusion of Certain Subsidiaries. Solely for the purposes of determining whether a Default has occurred under paragraph (h), (i), (j) or (k) of Section 7.01, any reference in any such paragraph to any Subsidiary shall be deemed not to include any Subsidiary affected by any event or circumstance referred to in such paragraph that (a) did not, as of the last day of the fiscal quarter of the Borrower most-recently ended, have assets with a fair market value equal to or greater than 5.0% of the consolidated total assets of the Borrower and the Subsidiaries as of such date and (b) did not have revenues during the four fiscal quarter period of the Borrower most-recently ended equal to or greater than 7.5% of the consolidated total revenues of the Borrower and the Subsidiaries during such period (any such Subsidiary, an “Insignificant Subsidiary”), provided that if it is necessary to exclude more than one Subsidiary from paragraph (h), (i), (j) or (k) of Section 7.01 pursuant to this paragraph in order to avoid a Default, the aggregate fair market value of the assets of all such excluded Subsidiaries as of such last day may not exceed 15.0% of the consolidated total assets of the Borrower and the Subsidiaries as of such date and the aggregate revenues of all such excluded Subsidiaries for such four fiscal quarter period may not exceed 15.0% of the consolidated total revenues of the Borrower and the Subsidiaries for such period.

ARTICLE VIII

The Administrative Agent

Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall not have rights as a third party beneficiary of any of such provisions.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the

Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary or believed by the Administrative Agent in good faith to be necessary under the circumstances as provided in Section 9.02) and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any Subsidiary that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or wilful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed or sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time upon notice to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent that shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from all its duties and obligations under the Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this any Loan Document or any related agreement or any document furnished thereunder.

Notwithstanding anything herein to the contrary, none of the Syndication Agent, Joint Bookrunners or Co-Lead Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under any Loan Document, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a) if to the Borrower, to it at E*TRADE Financial Corporation, 671 North Glebe Road, Arlington, Virginia 22203, Attention of Russell S. Elmer, Executive Vice President and General Counsel (Facsimile: 571-227-7626), with a copy to Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York 10017, Attention of Joseph Hadley (Facsimile: 212-450-3800);

(b) if to the Administrative Agent, to JPMorgan Chase Bank, N.A., 1111 Fannin, 10th Floor, Houston, Texas 77002, Attention of Carla M. Kinney (Facsimile: 713-750-2223) (email: carla.m.kinney@jpmorgan.com), with a copy to JPMorgan Chase Bank, N.A., 277 Park Avenue, 23rd Floor, New York, New York 10172, Attention of Pandora Setian (Facsimile: 646-534-1720) (pandora.setian@jpmorgan.com);

(c) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. Notices and other communications to the Lenders hereunder may also be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(b) Neither any Loan Document nor any provision thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders, provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the maturity of any Loan, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.15(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender adversely affected thereby, (v) change any of the provisions of this Section or the percentage set forth in the definition of the term “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Commitments on the date hereof), (vi) release all or substantially all the Collateral from the Liens of the Security Documents, without the written consent of each Lender, or (vii) modify the protections afforded to an SPV pursuant to the provisions of Section 9.04(e) without the written consent of such SPV, provided further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent without the prior written consent of the Administrative Agent.

(c) In connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all Lenders or all affected Lenders, if the consent of the Required Lenders to such Proposed Change is obtained, but the consent to such Proposed Change of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in paragraph (b) of this Section being referred to as a “Non-Consenting Lender”), then, so long as the Lender that is acting as Administrative Agent is not a Non-Consenting Lender, the Borrower may, at its sole expense and effort, upon notice to such Non-Consenting Lender and the Administrative Agent, require such Non-Consenting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that (a) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (b) such Non-Consenting Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees or the Borrower (in the case of all other amounts and (c) the Borrower or such assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04(b).

SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) The Borrower shall indemnify the Administrative Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”), against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee by any third party or by the Borrower or any Subsidiary arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated thereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower or any Subsidiary, or any Environmental Liability related in any way to the Borrower or any Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any Subsidiary and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the aggregate principal amount of outstanding Loans and unused Commitments at the time. The obligations of the Lenders under this paragraph (c) are subject to the last sentence of Section 2.02(a) (which shall apply mutatis mutandis to the Lenders’ obligations under this paragraph (c)).

(d) To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Document or any agreement or instrument contemplated thereby, the Transactions, any Loan or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable not later than three Business Days after written demand therefor.

SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of (A) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default has occurred and is continuing, any other assignee and (B) the Administrative Agent.

(ii) Assignments shall be subject to the following additional conditions: (A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000, unless the Borrower and the Administrative Agent otherwise consent (such consent not to be unreasonably withheld or delayed), provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing, (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, provided that assignments made pursuant to Section 2.16(b) or Section 9.02(c) shall not require the signature of the assigning Lender to become effective, and (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any tax forms required by Section 2.14(e).

For purposes of paragraph (b) of this Section, the terms “Approved Fund” and “CLO” have the following meanings:

“Approved Fund” means (a) a CLO and (b) with respect to any Lender that is a fund that invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“CLO” means an entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.14 and 9.03 and to any fees payable hereunder that have accrued for such Lender’s account but have not yet been paid). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c)(i) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and any tax forms required by Section 2.14(e) (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vi) The words “execution”, “signed”, “signature” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act.

(c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it), provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents, provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.14 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.15(c) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.12 or Section 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.14 unless the Borrower is notified of the participation sold to such

Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.14(e) as though it were a Lender.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement, provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, such party will not institute against, or join any other person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPV may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Borrower in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to any Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any

Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.12, 2.13, 2.14 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent or the syndication of the Loans and Commitments constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency, other than funds held on behalf of customers) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such Indebtedness. The applicable Lender shall notify the Borrower and the Administrative Agent of such setoff and application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such setoff and application under this Section. The rights of each Lender and its respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender and its respective Affiliates may have.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in any Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to any Loan Document against the Borrower or its respective properties in the courts of any jurisdiction.

(c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in any Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER

PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to any Loan Document or the enforcement of rights thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any Swap Agreement relating to the Borrower and its obligations under the Loan Documents, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, the term “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan or participation therein under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or participation therein in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or participation therein but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or participation therein or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.14. USA Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

E*TRADE FINANCIAL CORP.,

by	/S/ ROBERT SIMMONS
Name:	Robert Simmons
Title:	Chief Financial Officer

JPMORGAN CHASE BANK, N.A.,
individually and as Administrative Agent,

by	/S/ THERESE BECHET
Name:	Therese Bechet
Title:	Managing Director

MORGAN STANLEY SENIOR FUNDING INC.,
individually and as Syndication Agent,

by	/S/ GENE F. MARTIN
Name:	Gene F. Martin
Title:	Vice President